                                  June 3, 1996

Interneuron Pharmaceuticals, Inc.
One Ledgemont Center
99 Hayden Avenue, Suite 340
Lexington, MA  02173

Gentlemen:

     We have acted as counsel to Interneuron Pharmaceuticals, Inc. (the "Company") in connection with its filing of a registration statement on Form S-3, File No. 333-03131 (the "Registration Statement") covering 3,450,000 shares of Common Stock, $.001 par value (the "Common Stock"), including 450,000 shares of Common Stock which may be sold by certain stockholders of the Company to cover over-allotments, all as more particularly described in the Registration Statement.

     In our capacity as counsel to the Company, we have examined the Company's Amended and Restated Certificate of Incorporation and By-laws, as amended to date, and the minutes and other corporate proceedings of the Company.

     With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

     On the basis of the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                        Very truly yours,


                                        BACHNER, TALLY, POLEVOY
                                             & MISHER LLP
/dmc